Exhibit 10.12
American Medical Systems Holdings, Inc.
Non-employee Director Compensation Summary
In July 2004, the Board of Directors of American Medical Systems Holdings, Inc. approved the following compensation schedule for independent directors:
Annual Retainer
We pay our independent directors an annual retainer for serving on the Board and Committees as follows:

Board member	$25,000
Audit Committee chair	$10,000
Audit Committee member	$7,500
Compensation Committee chair	$5,000
Compensation Committee member	$2,500
Nominating/Corporate Governance Committee member	$2,500
Stock Options
     Our current compensation program also provides for the grant of stock options to our independent directors. In May 2005, we granted each of our independent directors an option to purchase 20,000 shares of our common stock in order to account for the Company’s two-for-one stock split that was effected on March 21, 2005. Each independent director who is reelected as a director at our 2006 annual meeting of stockholders or continues to serve as a director after such meeting will be granted an option to purchase 10,000 shares of our common stock. The options have an exercise price equal to the fair market value of the shares on the date of grant. The options vest over a three-year period from the date of grant, as long as the non-employee director continues to serve on the board, and become immediately exercisable in full upon a change in control. The options expire seven years from the date of grant.
     Expenses
     In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending regularly scheduled meetings.